February 27, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Sub-Item 77K of Form N-SAR dated February 27, 2015, of the Appleton Funds and are in agreement with the statements in the second paragraph. We have no basis to agree or disagree with other statements of the registrant therein.

/s/Ernst & Young LLP